Exhibit 99.1
News
NYSE: BWS
For Immediate Release
Contact: Beth Fagan
Vice President, Public Affairs
314-854-4093

Brown Shoe Reports January and Year-End Retail Sales

ST. LOUIS, MISSOURI, February 3, 2005 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced preliminary retail sales results for the four-week period, fourth quarter and 52-week fiscal year ended January 29, 2005.

Famous Footwear Retail Sales
Retail sales for Famous Footwear, the company's 919-store chain selling brand-name footwear for the family, were $64,000,000 for the four-week January period ended January 29, 2005, compared to $55,500,000 for the comparable period ended January 31, 2004. Same-store sales for the period increased 10.8 percent.
Fourth-quarter sales for Famous Footwear for the 13-week period reached $263,100,000, compared to $242,000,000 last year, and were up 4.1 percent for the quarter on a same-store basis. Sales for the 52-week fiscal year were $1,116,700,000, compared to $1,073,600,000 for fiscal 2003. Same-store sales for the year were up 0.8 percent.
“January, while a low-volume clearance month, was good for Famous Footwear,” said Brown Shoe Chairman and CEO Ron Fromm. “We saw strength across all genders, margins were in-line with expectations, and the momentum continued in athletics.”

Naturalizer Retail Store Sales
January sales at Brown Shoe's 375-store Naturalizer chain, which sells the Naturalizer brand of women’s footwear in the U.S. and Canada, were $10,900,000, even with last January. Same-store sales decreased 3.3 percent.
Naturalizer's fourth-quarter sales for the 13-week period were $48,100,000 compared to $46,900,000 the same period last year. Same-store sales for the fourth quarter decreased 2.0 percent. Full-year sales for the Naturalizer chain were $191,600,000 for the 52 weeks on an average base of 5 fewer stores, versus $189,200,000 for last year. Same-store sales for the year were down 1.7 percent.
“We continue to be disappointed with our Naturalizer retail performance, and as previously announced, are addressing current challenges with new initiatives aimed at improving this segment of our business,” said Fromm.

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MONTH, QUARTER AND YEAR-TO-DATE SALES (millions)
	FY 2004 (1/29/05)	FY 2003 (1/31/04)	% Change	Same-Store % Change	Stores Open 1/29/05 vs. 1/31/04
Jan. -Famous Footwear	$ 64.0	$ 55.5	15.3	10.8	919	893
4th Q -Famous Footwear	263.1	242.0	8.7	4.1
Y-T-D -Famous Footwear	1,116.7	1,073.6	4.0	0.8

Jan. -Naturalizer	$ 10.9	$ 10.9	- -	(3.3)	375	378
4th Q -Naturalizer	48.1	46.9	2.5	(2.0)
Y-T-D -Naturalizer	191.6	189.2	1.3	(1.7)

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements, including projections of future earnings, that are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) general economic conditions and the consumer’s preferences and purchasing patterns, which may be influenced by consumers' disposable income; (ii) the uncertainties of pending litigation; (iii) intense competition within the footwear industry; and (iv) and political and economic conditions or other threats to continued and uninterrupted flow of inventory from Brazil and China, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

Brown Shoe is a $1.9 billion footwear company with worldwide operations. The Company operates the 900-store Famous Footwear chain, which sells brand name shoes for the family. It also operates 375 Naturalizer stores in the U.S. and Canada that sell the Naturalizer brand of shoes and accessories. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Connie, Buster Brown; it also markets licensed brands including Dr. Scholl's, Bass and Carlos by Carlos Santana for adults, and Barbie, Disney (Mickey Mouse, Winnie the Pooh, PowerRangers etc.), Spider-Man and Friends and Bob-the-Builder character footwear for children. Brown Shoe press releases are available on the Company's web site at www.brownshoe.com.

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